AMERIPRIME ADVISORS TRUST AMENDMENT NO. 1

                       AGREEMENT AND DECLARATION OF TRUST

         1. Pursuant to Section 4.1 of the Agreement and Declaration of Trust of AmeriPrime Advisors Trust and effective upon execution of this document, the undersigned, being a majority of the trustees of AmeriPrime Advisors Trust, hereby establish four new series of shares of the Trust and designate such series the "Monteagle Opportunity Growth Fund," "Monteagle Value Fund," "Monteagle Large Cap Fund" and "Monteagle Fixed Income Fund" (the "Series"). The relative rights and preferences of each series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of AmeriPrime Advisors Trust.

         2. Pursuant to Sections 4.1 and 7.3 of the Agreement and Declaration of Trust of AmeriPrime Advisors Trust and effective upon the execution of this document, the undersigned, being a majority of the trustees of AmeriPrime Advisors Trust, hereby change the name of the "Stoneridge Small Cap Equity Fund" to "StoneRidge Small Cap Equity Fund," "Stoneridge Equity Fund" to "StoneRidge Equity Fund" and "Stoneridge Bond Fund" to "StoneRidge Bond Fund." The relative rights and preferences of each Series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of AmeriPrime Funds.

         3. This document shall have the status of an Amendment to said Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

_____/s/___________________________
Kenneth D. Trumpfheller

___________________________________
Richard J. Wright

____/s/____________________________
Mark W. Muller

Dated:   October 12, 1999